As filed with the Securities and Exchange Commission on August 24, 2010.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GRAHAM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1194720 (I.R.S Employer Identification No.)

20 Florence Avenue
Batavia, New York	14020
(Address of Principal Executive Offices)	(Zip Code)
Graham Corporation Employee Stock Purchase Plan
(Full title of the plan)
Jeffrey Glajch
Chief Financial Officer
Graham Corporation
20 Florence Avenue
Batavia, New York 14020
(Name and address of agent for service)
(585) 343-2216
(Telephone number, including area code, of agent for service)
With a copy to:
Daniel R. Kinel, Esq.
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
(585) 232-6500
Fax: (585) 232-2152
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title Of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, $0.10 par value	200,000 Shares (3)	$14.00	$2,800,000	$199.64

(1)	This registration statement covers, in addition to the number of shares of common stock, par value $0.10 per share, of Graham Corporation stated above (“Common Stock”) and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock issuable under the Graham Corporation Employee Stock Purchase Plan (the “Plan”).

(2)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of $14.00 per share, which was the average of the high and low prices of the Company’s Common Stock as reported on the NYSE Amex on August 20, 2010.

(3)	Represents the number of shares of Common Stock issuable under the Plan.

EXPLANATORY NOTE
          This registration statement on Form S-8 is filed by Graham Corporation (the “Company”) relating to 200,000 shares of common stock, par value $0.10 per share (“ Common Stock”), to be offered and sold under the Graham Corporation Employee Stock Purchase Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this registration statement have been or will be delivered to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
     Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents previously filed with the Commission by the Company are incorporated herein by reference:
(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010;

(2)	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;

(3)	the Company’s Current Reports on Form 8-K filed on May 21, 2010, July 29, 2010 and July 30, 2010 (except for information contained in such reports which is furnished to the Commission, which information is not incorporated herein by reference); and

(4)	the description of the Company’s Common Stock, contained in the Company’s registration statement on Form 8-A filed with the Commission on March 2, 1990 (SEC File No. 900-70376) and including any other amendments or reports filed for the purpose of updating such description.
          All documents filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.

Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify, subject to the standards set forth therein, any person who is a party to any action in connection with any action, suit, or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving as such with respect to another entity at the request of the corporation. The DGCL also provides that a corporation may purchase insurance on behalf of any such director, officer, employee or agent.
          Section 102(b)(7) of the DGCL enables a corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director’s liability: (1) for any breach of director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. No such provision in the certificate of incorporation may limit or eliminate the liability of a director for any act or omission occurring before the date when such provision becomes effective.
          Article Fourteenth of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. Article Fourteenth of the Certificate of Incorporation also provides that a director or officer of the Company shall be indemnified by the Company against any liabilities incurred in his capacity as a director or officer, such indemnification to include payment by the Company of expenses incurred in defending a proceeding in advance of its final disposition, to the fullest extent permitted by the DGCL or as may be provided by written agreement with the Company. The Certificate of Incorporation also provides that such rights to indemnification shall not be exclusive of any other right which a director or officer may have under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
          The Company also maintains indemnification agreements with its directors. These agreements provide that the Company shall pay on behalf of such directors any amount which any such director becomes legally obligated to pay because of any claim or claims made against him or her or because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which such person commits or suffers while acting in his or her capacity as a director of the Company, and solely because of his or her status as a director of the Company. The payments which the Company is obligated to make under such indemnification agreements include damages, judgments, settlements, and certain costs and expenses (including attorneys’ fees and costs of attachment or similar bonds). Notwithstanding the preceding, among other limitations, the Company shall not be obligated to make any indemnification payments in contravention of applicable laws.
          The Company also maintains indemnification agreements with its officers. These agreements provide that in the event that the employment of either such officer is terminated for any reason, the Company will indemnify such officer for all acts or omissions and for any suits it has at law or in equity, claims, actions or other proceedings against such officer initiated either prior to the termination of employment or after such termination which relate to duties performed in good faith by such officer while employed by the Company. Such agreements also provides that in the event that either such officer’s employment is terminated, the Company will retain him as a named insured under any directors’ and officers’ insurance policies it may have, for acts during the time such officer served as an officer of the Company.
          The Company provides directors’ and officers’ liability insurance coverage for its directors and officers.
          The effect of the above-described provisions and agreements is to indemnify the directors and officers of the Company against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company, to the fullest extent permitted by law.
Item 7. Exemption from Registration Claimed.
          Not applicable.

Item 8. Exhibits.
          See the Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
          A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batavia, State of New York, on August 23, 2010.

GRAHAM CORPORATION
By:	/s/ James R. Lines
James R. Lines
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Lines and Jeffrey Glajch, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Lines James R. Lines	President, Chief Executive Officer and Director (Principal Executive Officer)	August 23, 2010

/s/ Jeffrey Glajch Jeffrey Glajch	Chief Financial Officer (Principal Financial Officer)	August 23, 2010

/s/ Jennifer R. Condame Jennifer R. Condame	Chief Accounting Officer and Controller (Principal Accounting Officer)	August 23, 2010

Helen H. Berkeley	Director

/s/ Jerald D. Bidlack Jerald D. Bidlack	Director	August 23, 2010

/s/ Alan Fortier Alan Fortier	Director	August 23, 2010

/s/ James J. Malvaso James J. Malvaso	Director	August 23, 2010

/s/ Gerard T. Mazurkiewicz Gerard T. Mazurkiewicz	Director	August 23, 2010

/s/ Cornelius S. Van Rees Cornelius S. Van Rees	Director	August 23, 2010

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

4.1	Certificate of Incorporation of Graham Corporation, as amended, is incorporated herein by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

4.2	Amended and Restated By-laws of Graham Corporation are incorporated herein by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K dated October 25, 2007.

4.3	Stockholder Rights Plan is incorporated herein by reference from Exhibit 99.3 to the Company’s Form 8-A filed with the Securities and Exchange Commission on September 15, 2000 (SEC File No. 000-18703).

*4.4	Graham Corporation Employee Stock Purchase Plan.

*5.1	Opinion of Harter Secrest & Emery LLP.

*23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).

*23.2	Consent of Deloitte & Touche LLP.

*24	Power of Attorney (included in the signature pages to the registration statement).

*	Exhibits filed with this registration statement.